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                                                                  EXHIBIT 2.5.8

                              ASSIGNMENT AGREEMENT

        THIS ASSIGNMENT AGREEMENT (the "Agreement"), dated as of October 10, 1996, is made by Heftel Broadcasting Corporation, a Delaware corporation ("Heftel"), and Heftel Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Heftel ("Heftel Sub").

                                    Recitals

        A. Clear Channel Communications, Inc., a Texas corporation ("Parent"), and Tichenor Media System, Inc., a Texas corporation ("Tichenor"), are parties to that certain Agreement and Plan of Merger, dated as of July 9, 1996 (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement), pursuant to which Heftel Sub will be merged with and into Tichenor (the "Merger").

        B. Parent has completed the Heftel Acquisition and upon completion thereof, Parent agreed, pursuant to the terms of the Merger Agreement, to propose to Heftel and Heftel Sub that such entities agree to be bound by the terms of the Merger Agreement as they relate to such entities and use its reasonable efforts to cause the execution of this Agreement by Heftel and Heftel Sub.

        C. Pursuant to the terms of this Agreement, Heftel and Heftel Sub each desire to become a party to the Merger Agreement as if they were original parties to the Merger Agreement in accordance with Section 8.9(b) of the Merger Agreement.

        D. The board of directors of each of Heftel and Heftel Sub have determined that the Merger is in the best interests of Heftel Sub, respectively, and that it is advisable and in the best interests of each of Heftel and Heftel Sub to become a party to the Merger Agreement.

        E. Accordingly, the board of directors of each of Heftel and Heftel Sub have approved the Merger Agreement and recommended that their respective stockholders approve and authorize the Merger Agreement and the Merger.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                             Statement of Agreement

        1. Assignment and Assumption. Heftel and Heftel Sub hereby agree that, effective as of the date hereof, the terms and provisions of the Merger Agreement relating to them shall be binding upon them as if Heftel and Heftel Sub were original parties to the Merger Agreement. Upon execution of this Agreement, Heftel and Heftel Sub hereby agree to assume all of the rights and obligations set forth in the Merger Agreement relating to each of them, respectively.

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        2.      Captions.  The captions and headings used in this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

        3. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

        4. Further Assurances. From time to time hereafter and without additional consideration, the parties hereto hereby agree to execute and deliver, or cause to be executed and delivered, such additional or further instruments, and otherwise provide such cooperation, as shall reasonably be requested by any party to the Merger Agreement for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        HEFTEL BROADCASTING CORPORATION




                                        By:  /s/ L. LOWRY MAYS
                                           ----------------------------
                                        Name:   L. Lowry Mays
                                        Title:  President and Chief
                                                Executive Officer




                                        HEFTEL MERGER SUB, INC.




                                        By:  /s/ L. LOWRY MAYS
                                           --------------------------
                                        Name:   L. Lowry Mays
                                        Title:  President





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